                                                                    EXHIBIT 4.3

                                  MORTGAGE NOTE

$600,000.00                                                   FEBRUARY 6, 2004

FOR VALUE RECEIVED, Metalico, Inc., a Delaware corporation ("Maker"), located at 186 North Avenue East, Cranford, New Jersey hereby promises to pay Carlos E. Aguero ("Payee") or to an assignee of Payee approved by Maker which approval shall not be unreasonably withheld, in the lawful money of the United States of America, the principal sum of Six Hundred Thousand Dollars ($600,000) plus five percent interest (5%) ("Mortgage Note"). The Mortgage Note will be payable in monthly installments of $2,500 with a one year balloon terminating on February 5, 2005. This Mortgage Note is issued by Maker to Payee in accordance with Makers' Board of Director resolution dated January 16, 2004 attached hereto as EXHIBIT "A". Proceeds from the Mortgage Note were used for funding of a Bank of America Note payoff and Warrant retirement in the amount of $637,284 and general working capital needs of Maker.

1. SECURITY. This Mortgage Note is secured by the land owned by Metalico-Evans, Inc., a wholly owned subsidiary of Maker, that certain lot, tract or parcel of real estate more particularly described on EXHIBIT "B" ("Land") attached hereto.

2. PAYMENT OF INTEREST. The Mortgage Note carries interest at five percent (5%) per annum payable in monthly installments of $2,500 made every month, commencing on the first day of the month immediately following the date of closing of the Mortgage Note and the first day of the month thereafter.

3. REPAYMENT OF PRINCIPAL. The principal of this Mortgage Note is payable on February 5, 2005. The principal of this Mortgage Note may be voluntarily prepaid at any time without penalty.

4. MORTGAGE NOTE SUBORDINATE TO BANK INDEBTEDNESS. The indebtedness represented by this Mortgage Note and the payment of principal and interest on this Mortgage Note are hereby expressly understood to be subordinate to the right of payment to Wells Fargo Foothill Corporation (f/k/a Foothill Capital Corporation) under the terms of that certain Loan and Security Agreement dated May 31, 2001 and the related loan documents, except that, this Mortgage Note in the Land shall be a first lien and not subordinate to any other loan and security agreement.

5. COVENANTS. Maker hereby covenants and agrees with the Payee hereof, so long as any amount due under this Mortgage Note is outstanding, upon request of Payee, Maker will execute and deliver such further instruments and do such further acts as may be reasonable necessary or proper to carry out more effectively the purposes of this Mortgage Note.

6. EVENTS OF DEFAULT. If one or more of the following events occurs, namely:

(a) If there is a failure in the interest payment, when the same becomes due and payable, and such failure continues for 60 days after receipt by Maker of written notice of such default; or

(b) Maker fails to comply with any of its covenant or agreements in this Mortgage Note, and such failure continues for 60 days after receipt by Maker of written notice of such default; or

(c) Maker (i) admits in writing its inability to pay its debts as they come due, or will make a general assignment for the benefit of creditors; (ii) commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property;

(e) Any case, proceeding or other action against Maker will be commenced seeking to have an order for relief entered against Maker as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Maker or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or all or any substantial part of its property, and such case, proceeding or other action remains un-dismissed for a period of ninety (90) days;

(each, an "Event of Default") then upon the written notice of Payee in case of an Event of Default under subparagraphs 6 above, and without any action taken by Payee in the case of an Event of Default under subparagraphs 7 below, the entire principal amount of this Mortgage Note will become immediately due and payable, together with all accrued and unpaid interest thereon. Maker will pay on demand all costs and expenses, including reasonable attorney's fees, incurred or paid by Payee in enforcing or collecting any of the obligations of Maker hereunder. As used herein, "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

7. OTHER REMEDIES. In addition to any other remedies, Payee may foreclose on this Mortgage Note. A delay or omission by Payee in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of, or acquiescence in, the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

8. NOTICE REGISTERED FORM. Any notice or communication given under this Mortgage Note will be in writing and be hand delivered, mailed by registered or certified mail, postage prepaid, delivered by facsimile (with a telephonic confirmation or answer-back) or by overnight courier as follows:

         (a)    If to Payee:    Carlos E Aguero
                                910 Bailey Court
                                Westfield, NJ 07090

         (b)    If to Maker:    Eric W. Finlayson, Sr. Vice President & CFO
                                Metalico Inc.
                                186 North Ave. East
                                Cranford, NJ 07016

or at such other address as hereafter will be furnished in writing by the addressed party to the other party. Delivery by hand will be deemed given when personally delivered; delivery by registered or certified mail will be deemed given three (3) business days after the same is posted; delivery by facsimile will be deemed given when received; and delivery by overnight courier will be deemed given the first business day following the date of timely deposit with such courier.

9. REPLACEMENT OF NOTE. On receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Mortgage Note on delivery of an indemnity agreement and/or security satisfactory in form and amount to Maker or, in the case of any such mutilation, on surrender and cancellation of such Mortgage Note, maker at its expense will execute and deliver, in lieu thereof, a new Mortgage Note of like tenor.

10. WAIVER: MODIFICATIONS IN WRITING. No failure or delay on the part of Payee in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Payee at law, in equity.

11. SEVERABILITY. If any provision in this Mortgage Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Mortgage Note will remain in full force and effect.

Any provision of this Mortgage Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12. GOVERNING LAW WAIVER OF JURY. This Mortgage Note will be governed by the laws of the State of New Jersey without regard to conflicts of laws principles.

         THE PAYEE AND MAKER HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PAYEE AND MAKER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN MAKER AND THE PAYEE IN CONNECTION WITH THIS MORTGAGE NOTE. THIS PROVISION SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE PAYEE'S ABILITY TO PURSUE ITS REMEDIES CONTAINED HEREIN.

13. PARTIES IN INTEREST. This Mortgage Note shall bind Maker and its successors and assigns. This Mortgage Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by Will or, in default thereof, by operation of law.

14. SECTION HEADINGS. CONSTRUCTION. The headings of Sections in this Mortgage Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Mortgage Note unless otherwise specified.

All words used in this Mortgage Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof' and "hereunder" and similar references refer to this Mortgage
Note in its entirety and not to any specific section or subsection hereof

IN WITNESS WHEREOF, Maker has executed and delivered this Mortgage Note as of the date first stated above.

                                        METALICO, INC.



                                        ---------------------------------------
                                        By:  Eric W. Finlayson
                                        Title: Sr. Vice President & CFO


                                       3